                                                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933




                               CONOLOG CORPORATION


             (Exact name of registrant as specified in its charter)

         Delaware                                      52-0853566
(State or other jurisdiction                         (I.R.S. Employer
      of incorporation)                               Identification
                                                          Number)

 5 Columbia Road, Somerville, New Jersey                   08876
(Address of Principal Executive Offices)                 (Zip Code)

                           1995/1996 Stock Option Plan
                        Certain Restricted Stock Awards
                            (Full Title of the Plans)


                            Arnold N. Bressler, Esq.
                    Milberg Weiss Bershad Hynes & Lerach LLP
                             One Pennsylvania Plaza
                         New York, New York 10119/0165
                     (Name and address of agent for service)

                                 (212) 594-5300
                     (Telephone number, including area code,
                              of agent for service)

Approximate date of commencement of proposed sale to the public:
As Soon As Practicable After Registration Statement Becomes
Effective.

                               Page 1 of 29 Pages

                         Exhibit Index Begins on Page 17



                  (Facing Page Continued on the Following Page)
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                          (Continuation of Facing Page)

                         CALCULATION OF REGISTRATION FEE


                                                  Proposed              Proposed
 Title of                                          Maximum               Maximum
Securities                   Amount               Offering              Aggregate              Amount of
  to be                      to be                Price Per             Offering              Registration
Registered                 Registered               Share                 Price                    Fee
-----------------------------------------------------------------------------------------------------------
Common Shares,              468,000(1)           $1.4063(2)           $658,148.40                $182.97
par value
$1.00                       105,000(3)            0.6875
per share                    95,000(4)            1.4063(2)            205,786.00(5)               57.21
-----------------------------------------------------------------------------------------------------------
Total                       668,000                                   $863,934.40                $240.18
-----------------------------------------------------------------------------------------------------------

(1)      Estimated solely for the purpose of calculating the registration fee.

(2) Based upon the average of the high and low sales prices of the Common Shares on the National Association of Securities Dealers Automated Quotation Systems, Inc. on January 15, 1999 of $1.4063 per share.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(i) and is the number of common shares as to which options have been granted under to the 1995/1996 Stock Option Plan.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and is the number of shares as to which options may be granted under the 1995/1996 Stock Option Plan.

(5) Estimated solely for the purpose of calculating the registration fee and is the product resulting from multiplying 105,000, the number of common shares as to which options have been granted by $0.6875 per share, the maximum exercise price of such options, and adding to such sum the product resulting from multiplying 95,000, the number of common shares registered by this Registration Statement as to which options may be granted under the 1995/1996 Stock Option Plan by $1.4063, the average of the high and low sales prices of the common shares on the National Association of Securities Dealers Automated Quotation Systems, Inc. on January 15, 1999.

         Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution and adjustment provisions of any options to purchase shares registered hereby.

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                                EXPLANATORY NOTE

                  As provided in Instruction C to Form S-8, any prospectus that is to be used for reoffers and resales of restricted securities must be filed as a part of a Registration Statement on Form S-8. Accordingly, the Prospectus that is to be used for reoffers and resales of shares of Common Stock acquired prior to the effective date of this Registration Statement pursuant to the grant of certain restricted stock awards has been filed as a part of this Registration Statement.

PROSPECTUS
                                 668,000 Shares
                               Conolog Corporation
                                  Common Stock


                  This prospectus relates to 668,000 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of Conolog Corporation (the "Company"), 200,000 of which may be issued upon the exercise of stock options granted by the Company under its 1995/1996 Stock Option Plan and 468,000 of which may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders."

                  The Selling Shareholders have advised the Company that sales of the Shares offered hereunder by them, or by their pledges, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), to describe any material arrangements for the sale of the Shares offered hereunder when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

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                  The Selling Shareholders and any broker-dealers or other
persons acting on their behalf in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on their sale of Common Stock as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

                  No period of time has been fixed within which the Shares may be offered or sold. None of the proceeds from the sale of the Shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Shareholders, which will be borne by the Selling Shareholders.

                  The shares of Common Stock offered hereby involve certain risks. See "Risk Factors" beginning on page 17 of this Prospectus.

                  The Company's Common Stock is traded on the Nasdaq Smallcap Market under the Symbol "CNLG." On January 20, 1999, the last sale price of the Common Stock on the Nasdaq Market was $1.375 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is January 22, 1999.

                  No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state or any person to whom it is unlawful to make such offer in such state.

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
THE COMPANY

General

     Conolog Corporation, a Delaware Corporation (the "Company" or "Conolog") is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

History

     The Company was organized in 1968 and was engaged primarily in the design and manufacture of electronic components and systems for military applications. The Company, in July 1971, merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, the name was changed from DSI Systems, Inc. to Conolog Corporation. By 1980 it became apparent that the military segment of the business was growing while the terminal viewer segment was a drain on cash and other resources. By the year end the terminal viewer business was discontinued, allowing the Company to concentrate on its military business. In 1981 the Company acquired one of its customers, INIVEN Corporation ("INIVEN"). At that time, the Company was manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities, for controlling the flow of waste water and sewage and measuring and controlling traffic.

                  Since the 1980's, Conolog has been a supplier of electromagnetic wave filters for major military programs such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these programs, Conolog components are currently used by the military in tanks, Apache helicopters and MK-50 torpedoes.

                  During 1987, the Company made the strategic decision to redirect the Company's focus from military to commercial markets. Since that time, the Company has refocused on manufacturing and marketing its products for the commercial marketplace rather than depend on the military and defense-related markets. The effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by its limited financial resources. The percentage of revenues attributable to products manufactured for use in commercial applications increased from approximately 4% of sales in 1981 ($171,000) to approximately 82% of sales in 1998 ($616,752). The decision to embark on this program entailed a major design effort,

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including the coordination of outside engineering consultants to develop a complete line of products aimed at the Company's target markets. The primary emphasis was on products for electric utilities, cogeneration of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology.

                  Testing of the Company's first commercial product group, the Teleprotection Series PTR-1000, commenced in the latter part of 1992 by Bonneville Power Administration. This detailed test permitted the Company to "fine tune" the product for power transmission applications. In March 1994, the PTR-1000 was approved for use by such utility and thereafter by other utilities and municipalities. To date, the Company has sold and delivered over 550 PTR-1000 sets to 14 utilities and 3 municipalities, most of which are installed and in service.

                  Following the PTR-1000, in 1993, the Company introduced its "98 Series" Tone Products for water, gas, telephone and oil companies, waste water, traffic control and airports. In 1994 the Company unveiled the Power Supply Series (allowing the various utilities to power-up the equipment from any power source), the "40 Series" for transmission of analog variable data (water levels, gas pressures and temperature) and the Multiplexer Series, which permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite. In 1994 the Company also introduced the "68 Series" tone products. This series is the "98 Series" repackaged mechanically specifically for customers with older systems wanting to upgrade to DSP technology without the expense of a complete mechanical installation. The "68 Series" offers the entire line offered by the "98 Series". In 1995, the Company introduced a stand alone "98 Series" transmitter and receiver for field installations and a wide range fiber optic interface for the INIVEN products. The fiber optic interface is also available as a stand alone coupling device. The Company launched its industrial grade 1200 Baud Modem for data transmission/communication, and completed the PTR-1000 Systems options. Throughout 1997 and 1998, the Company designed and is in the process of completing and building the PTR-1500 Quad System, Protection Equipment, exclusively for the General Electric Company ("GE"), to be labeled GE-NS50 Series, for worldwide sales as detailed in the agreement between GE and Conolog dated April 1, 1997.

                  Due to the end of the cold war and the downsizing of the American military, the Company experienced unexpected sharp reductions of military contracts in fiscal 1993 (the Company's fiscal year ends on July 31) resulting in a 50% decline in the Company's sales for that year, down to $1,486,298 from $2,997,308 in fiscal 1992. The sales of new products could not replace the decrease in military sales. The Company, however, continued to pursue sales as aggressively as its available resources would permit. Sales for the fiscal year ended July

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31, 1996 were $1,924,466 as compared to $2,090,933 for the fiscal year ended
July 31, 1995. Sales for the fiscal year ended July 31, 1997 totaled $1,123,390, a 42% decrease from $1,924,466 for the same period in 1996, and sales for the fiscal year ended July 31, 1998 were $746,420, a 33.5% decrease for the same period of 1997.

                  Revenues from the Company's military product sales represented approximately 23%, 14% and 5.6% of sales of the Company in fiscal 1996, 1997 and 1998, respectively, reflecting the Company's emphasis on commercial sales and markets.

Products

                  The Company is engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by the Company); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by the Company) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of constantly variable data, such as the water level in a tank, pressure in a pipe, or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter, and (vii) multiplexer supervisory controls, which enable callers with high volumes of supervisory data to transmit on fewer phone lines.

                  Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, teleprinting of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. The Company's products may be used independently or in combination

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with other products to form a system type configuration, whereby the Company's equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

Present Status/Business Product Description

                  The Company is presently engaged in four basic market segments:

                  (A) Commercial Sales (Under the trade-name "INIVEN" (a Division of Conolog))

                  - Direct sales to end users

                  - Sales to system assemblers

                  - Sales to contractors/installers

                  (B)  Military  Sales

                  - Direct contract  sales  to  the military

                  - As subcontractor to systems producers

                  - Foreign governments

                  (C)  Commercial Sales

                  - As manufacturing subcontractor to systems producers.

                  (D)  Other Ventures

                  - Short and long term qualified engineering and technical services as well as human resource consulting (Under the trade name "Atlas Design")

(A) Military Sales

                  Since 1992 the Company's engineering staff is dedicated to "INIVEN" commercial designs and does not engage in any new designs for military applications. The Company actively participates in bids only for parts the Company has designed since inception in 1968. Presently there are approximately 400 designs that are applicable to these military sales.

                  Military sales are primarily for the Company's electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), weapon/missile guidance and control (Patriot missile, Tomahawk, Pave-Paws), torpedo active signal recognition and differentiation mounted in the nose cone of the torpedo (MK-30, Captor, MK-50

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torpedoes), ship to ship teletype signaling filters used in deployment of ships
(UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

                  The Company markets the above military sales directly and through independent manufacturing sales representatives on a commission basis.

(B) Commercial "INIVEN" Sales and Products

                  "INIVEN" equipment is designed around four (4) core product groups:

          (1)  PTR Teleprotection Series
               (Protective Tone Relaying Communications Terminal, which includes the PTR-1000 and the PTR-1500, under development and designed exclusively for GE to market.

          (2) Audio Tone & Telemetry Equipment (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series "98", "68", "40" and "GEN-1".

          (3)  Multiplex Supervisory Control System

          (4) Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

(1) PTR-1000 Teleprotection Series

                  This product is designed for use exclusively by electric power generators (electric utilities and cogenerators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundred of a second, protects the transmission and distribution lines.

                  The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

                  The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

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                  In the event of a fault, the information is transmitted to the
PTR-1000 at the other end of the line and once confirmed by both its receivers (this duality is designed such that both receivers must agree before any action is taken), it will, when programmed to do so, isolate that end of the line. Generation and distribution of electric power entails expensive equipment at both ends of the line. Faults causing interruption of transmission can cause costly replacement of failed equipment and loss of revenue caused by downtime for repairs.

          The PTR-1500, designed exclusively for GE in accordance with a seven year agreement, is a quad system and performs as 2 duals or 4 singles with many unique features such as multiple line operation, event recording with date stamp with optional analog or digital transmission modes including optic fiber interface.

                  The PTR Teleprotection Series is designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.

                  The PTR-1000 target market is worldwide, as follows:

                  New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

                  Existing installations not properly protected, improving efficiency and down time.

                  Existing installations for upgrading to PTR-1000 technology, again improving efficiency and down time.

                  Sales efforts for the PTR-1000 are presently being conducted by the Company's marketing executives, through independent manufacturers' representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

                  According to McGraw-Hill, Inc. Electrical World (Electric Utilities of the United States), in the United States alone, there are over 500 large entities generating electricity.
They are:

                  - Investor-owned

                  - Municipal Systems

                  - Cooperative Systems

                  - Federal, State and District systems.

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To date, the Company has sold and delivered over 550 PTR-1000 sets to 14 utilities and 3 municipalities, most of which are installed and in service.

(2) Audio Tone and Telemetry Equipment

                  For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

                  These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

                  This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:

                  GEN-1 Series - First generation with electromagnetic modules and first generation programmable modules without electromagnetic modules.

                  "98" and "68" Series - The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

                  "40" Series - Designed to function with the "98" or "68" series; transmits and receives variable analog data.

GEN-1 and GEN-1 Programmable Series

                  The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp

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processors and wherever remote control and data acquisition is required.

                  Because of the ease of use and installation, there is much GEN-1 type equipment installed and used in the United States by a wide spectrum of diverse users. Since the Company's line has a distinct mechanical configuration, the Company designed its GEN-1 Programmable units and other improvements as replacements for existing units. These account for approximately 18% of the Company's commercial sales. The Company's line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

                  Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

                  Sales to this market are made in the same manner as the PTR-1000 market except that manufacturers' representatives specialize in selling to this diverse market.

"98," "68" and "40" Series

                  These series represent the Company's latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long term stability. These features have allowed the Company to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

                  Given this technology and the high-reliability and quality standards of the Company's products, the Company began in the first quarter of 1994 to offer a 12 year warranty for all of its commercial products. This warranty has been favorably received by customers. Based upon its past experience, the Company does not believe that its extended warranty will result in any material repair or replacement expenses.

                  Sales of these products are made by the same agents who sell the Company's GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the "98" series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the "40" Series. The "68" Series is the "98" Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The "40" Series, when connected to the "98" or "68" in the same chassis, permits the continuous monitoring of variable data. Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil, gasoline,

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transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

(3) Multiplex Supervisory (IM) Control System

                  This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

                  Using the "98" DSP Series as its communications link, the Company designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor based system allows a single telephone line to handle up to 900 data inputs.

                  This product line, because of its data density capability, may be utilized for a very broad range of applications. This product has only recently been introduced and the Company's sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

(4) Fiber Optic Link and Data Modem

                  The expansion of fiber lines by the Company's customers and their need to switch equipment from phone lines to fiber prompted the Company to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers the Company launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with the Company's products.

(C) Commercial Subcontract Manufacturing to Systems Producers

                  Since the downsizing of the American military, the Company has actively sought manufacturing subcontract orders to fill the production void created by the severe drop in military-related production. In June 1996 the Company negotiated and entered into a renewable annual agreement with the General Electric Company, GE Electrical Distribution and Control and its participating affiliated companies for the manufacture of sub-systems, board assemblies and magnetic filters and other products consistent with the Company's expertise. The success of this agreement has prompted the Company to pursue subcontracting agreements with other system producers to more fully utilize the Company's manufacturing capacity.

                  On April 1, 1997, the Company signed an exclusive distribution with the General Electric Company to develop and manufacture an advanced tone protection series product, the PTR

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1500. Under the terms of the agreement, General Electric plans to market the product world wide beginning in 1998. ( SEE: Recent Developments).


Recent Developments

                  The Company delivered the first production PTR 1500 series tone protection products to General Electric for evaluation in May 1998. These units were part of the 7 year exclusive and renewable OEM Purchase Agreement with GE Power Management a subsidiary of General Electric Corporation (GE). The PTR-1500 will be marketed as the GE Model NS50 and will have many advanced features including quad channels and optional addressable status and event recorders. The design of the prototypes for the PTR 1500 series were essentially completed during fiscal 1997 and production boards were included in inventory at July 31, 1997. Upon acceptance by GE, the Company intends to commence shipping production units for delivery during fiscal 1999.

                  The Company's new INIVEN Multiplexer was tested for 2 way radio operation to provide 8 analog and 16 status functions bi-directionally at a single site. The Company introduced this radio link product line in the second half of 1998.

                  In September 1998, the Company completed the sale of its building resulting in $717,000 net proceeds to the Company. The transaction also provides for a three year rent-free lease to the Company of approximately 38% of the total space.

                  Also in September 1998, the Company completed the acquisition of the assets of Atlas Design, Inc. for $145,000 in cash. Atlas Design provides short and long term qualified engineering and technical staff to the country's leading companies as well as human resource consulting. The integration Atlas Design with Conolog will provide a pool of project engineering leaders and software designers in support of Conolog's longer term contracts including the GE PTR-1500 series.

                  Both the sale of the building and the acquisition of Atlas Design, Inc. is in line with Conolog's expansion plan through acquisitions, mergers and GE software support.

Public Offering, August 16, 1995

                  On August 16, 1995, the Company offered 235,750 Units (the "Units") at a price of $10.00 per Unit. Each Unit consisted of two (2) shares of Common Stock, par value $1.00 per share ("Common Stock"), and one (1) Redeemable Class A Warrant for Common Stock ("Class A Warrant"). The Common Stock and Class A Warrants were immediately detachable and separately tradable. Each Class A Warrant entitled the holder to purchase one share of the Company's Common Stock, at an exercise price of $6.00, subject to adjustment, from August 17, 1996 through August 16, 2002 (extended from August 6, 1998). The Class A Warrants are subject to redemption by the Company at anytime after August 17, 1996 on not less than 30 days notice at $.05 per warrant, provided the average closing price of the Common Stock for 20 consecutive trading days ending within 15 days prior to the notice exceeds $7.20 per share.

                  The costs of the offering were deducted from the proceeds from the sale of stock.

                  On August 16, 1995, the Company effected a 1-for-100 reverse stock split of its Common Stock on all shares of Common Stock outstanding.

                  On August 16, 1995, holders of 19,360 shares of the Company's Series B Preferred Stock (including Robert Benou and Arpad J. Havasy, officers and directors of the Company) converted their shares of Series B Preferred Stock into 387,200 (3,872 post-split) shares of Common Stock.

                  On August 16, 1995, $381,533 of the $420,179 of accrued
dividends on the Series B Preferred Stock at December 31, 1994 were converted into 76,307 shares of Common Stock (represents a $5.00 per share assigned value of Common Stock) and the remaining dividends due to such holders (including Messrs. Benou and Havasy) were waived.

                  On August 16, 1995, accrued salaries through April 28, 1995 of $309,109 owed by the Company to Mr. Benou were converted into 61,822 shares of Common Stock (represents a $5.00 per share assigned value of Common Stock).

                  On August 16, 1995, in connection with the August 1995 Offering, the Bank exchanged their existing loan agreement for the following:

                  (a)  $250,000 cash

                  (b)  $1,025,000 five-year term loan

                  (c)  375,000 common shares of the Company

                  The debt forgiveness of $1,232,728 on restructuring of the obligation less the tax benefit thereon is accounted for as an extraordinary gain to the Company.

Public Offering January 21, 1998

                  On January 21, 1998 the Company offered to the public 700,000 units (the Units) at a price of $5.00 per unit. Each unit consisted of one (1) share of Common Stock, par value $1.00 per share (Common Stock), and four (4) Redeemable Class A Warrants for Common Stock (Class A Warrants). The Common Stock and Class A Warrants are detachable and trade separately.

                  Each Class A Warrant entitles the holder to purchase one (1) share of the Company's Common Stock, at a exercise price of $6.00, subject to adjustment, from January 22, 1998 through August 30, 2002. The Class A Warrants are subject to redemption by the Company commencing the earlier of (i) 24 months from the date of the offering or (ii) 12 months from the date of the offering, with the consent of the underwriter, on not less than thirty (30) days notice at $.05 per Warrant, provided the average closing price of the Common Stock exceeds $7.20 per share for twenty (20) consecutive trading days ending within fifteen
(15) days prior to the notice.

                  On March 6, 1998, the Company raised an additional $110,055, net of expenses, from the sale of an over-allotment of 25,300 shares of the Company's common stock.

                  The offering raised $2,788,642 cash, net of offering costs.

STRATEGY

                  The Company's strategy is to exploit new commercial markets by continuing to develop new products and enhance existing products to improve both its market share and competitive position. Growth in commercial sales is expected to come through internal growth of existing products, new product introductions and the expansion of regional markets to meet the growing needs of its customers for more sophisticated and comprehensive products and services. The Company introduced a fiber optic digitizer during fiscal 1996. The Company believes the largest growth opportunity remains with the electric utility market, although it intends to reach other industrial and utility markets such as railroad and waste water, respectively. The Company began an advertisement program during 1996 and devoted substantial resources as available for promotion. The Company intends to participate in various trade shows, such as the Utilities Communications Council and IEEE/PES during the forthcoming year.

                  The Company will continue to seek out and broaden its base of manufacturer reps and other marketing strategies to strengthen its market presence.

                  The Company will also continue its expansion plan through acquisitions, mergers and outsourcing.

                  The Company's executive offices are located at 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

                                  RISK FACTORS

                  In making comparisons with other investments or in considering the success of other investments, one should bear in mind that the success of any investment depends upon many factors including opportunity, general economic conditions, experience and competence of management. There is no representation that the same positive factors are present in this Company which have been present in like ventures that have been successful.

                  Any person who is considering the purchase of the Securities offered herein should carefully consider the adverse factors described below. Any one or more of these factors could have a negative effect on us of such impact as to cause the value of our securities to be greatly diminished.

                  1. Working Capital; Stockholders' Equity; Prior Periods' Losses and Profits. At October 31, 1998, we had working capital of $4,636,344 and stockholders' equity of $4,892,837. Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. We reported income of $281,826, losses of $1,123,391, $3,810,736, and income of $291,754 for the quarter ended October 31, 1998, and the years ended July 31, 1998, 1997 and 1996, respectively. The profit for the quarter ended October 31, 1998 was primarily attributable to the sale of our building which resulted in extraordinary income of $413,489. The profit in 1996 was only due to the debt extinguishment of $1,232,728, which after the deferred tax asset of $492,352 resulted in extraordinary income of $740,376. The profits (losses) reported included inventory write-offs of $410,759, $28,101, and $50,281, for years 1998, 1997 and 1996, respectively. In addition, reported interest expense for October 31, 1998 was $0, and $22,447, $81,025, and $131,854 for the years 1998, 1997 and
1996, respectively.

                  2. Working Capital; Cash Flow; Backlog. At October 31, 1998, we had working capital of $4,636,344. At July 31, 1998, we had working capital of $4,192,541. For the periods ended October 31, 1998 and July 31, 1998 cash flow used in operations amounted to $494,023 and $1,128,338. We have no material cash commitments for the current period other than those consistent with supporting existing orders, new orders and contracts. Funds to support these commitments will be provided for from cash on hand, new receivables and, if necessary, borrowings. As of July 31, 1998 we had a backlog of $1,400,000. The backlog of orders for our PTR-1000 series of products are subject to the terms of the blanket-contracts with certain of our largest customers. See "Risk Factors-Dependence on Large Customers." The terms of such contracts are not binding and only represent potential purchases, whereby we set certain prices for our products for the duration of the contract.

                  3. Risks Attendant to Expansion. Like any business enterprise operating in a specialized and competitive market, we are is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity and competition. Many of the risks inherent in our business may be unforeseeable or beyond the control of our management. There can be no assurance that we will successfully market our products or develop new products in a timely or effective manner, which would materially adversely affect our operating results.

                  4. Risks Associated with Potential Acquisitions and Mergers. We are seeking to expand into new commercial markets and may do so by acquiring complementary businesses. Our strategy is subject to the following risks. We may not be able to identify suitable acquisition candidates. If the purchase price includes cash, we may need to use all or a portion of our available cash. Even if we do identify such suitable candidates, we cannot assure you that we will be able to make such acquisitions on commercially reasonable terms. We may not be able to consummate any acquisition or successfully integrate the acquired services, products and personnel of any acquisition into our operations. Acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures. We may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers. We may be required to incur additional debt. We may be required to issue equity securities, which may be dilute to existing shareholders, to pay for acquisitions.

                  5. Minimal Sales Staff. We employ only 2 marketing executives. In 1995, the Company elected a Vice President of Marketing and Sales who introduced a comprehensive advertising campaign for the major product lines in water/waste water and utility publications appearing monthly. In addition, the Company has signed up to attend the major shows pertaining to water, waste water and power utilities. Although the response to these efforts have shown promise, the success of the Company's future marketing efforts will depend on the market environment and the needs of the economy.

                  6. Reliance on Component Manufacturers. We are dependent on outside suppliers for all of the subcomponent parts and raw materials necessary to manufacture our products. A shortage, delay in delivery, or lack of availability of a given part could lead to manufacturing delays, which could reduce sales until the problem is remedied. All electrical components of our products are standard stock items for which a replacement vendor can be readily obtained. We are not dependent upon any single supplier. We purchase some custom parts, primarily printed circuit boards. The failure of a vendor of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

                  7. Dependence on Present Management. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our President, and our key engineers. Mr. Benou has entered into an employment agreement with us pursuant to which Mr. Benou will be employed by us through May 31, 2002, however, if the employment of Mr. Benou by us terminates, or he is unable to perform his duties, we may be materially and adversely affected. We intend to obtain key man insurance on the life of Mr. Benou in the amount of $1,000,000, to be payable to us. If we were to lose the services of any of our other key employees, there is no assurance that we would be able to locate and retain a qualified replacement. The prolonged lack of availability of any current member of senior management, whether as a result of death, disability or otherwise, could have an adverse effect upon our business.

                  8. Competition: Rapid Technological Change. The market for our products is very competitive. There are several companies engaged in the manufacture of products of the type we produce, most of which are substantially larger and have substantially greater name recognition and greater financial resources and personnel. The principal elements of competition in our markets include product quality and reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. We are an insignificant factor in the industry. There can be no assurance that we will be able to develop or acquire new products to keep us competitive or allow us to stay competitive in general. Lack of market acceptance for our existing or new products, our failure to introduce new products in a timely or cost effective manner or our failure to increase functionability of existing products or remain price competitive, would materially adversely affect our operating results. There can be no assurance that we will be successful in its product development efforts.

                  9. Dependence on Large Customers. Sales to our major customer in fiscal 1998 (Bonneville Power Administration) totaled $424,849 (20% of net sales). Sales to our two major customers during fiscal 1997 (General Electric and Bonneville Power Administration) totalled $255,500 and $200,000, respectively (22% and 18%, respectively of all sales). Sales to our major customer in fiscal 1996 (B.C. Hydro-Canada) totaled $401,000 (20% of all sales). None of such customers has or had any material relationship other than business with us.

                  Our dependence on major customers subjects us to significant financial risks in the operation of our business should a major customer terminate, for any reason, its business relationship with us. In such event our financial condition may be adversely affected and we may be required to obtain additional financing, of which there can be no assurance. We have taken into account the decreasing military budget of the United States. Currently less than 6% of the Company's revenues are derived from the military and are expected to diminish as a percentage of sales.

                  10. Defense Industry Downsizing - Historical Dependence on Government Contracts. Recent world events have resulted in a decreased demand for defense related products causing a general downsizing of the American defense industry. These factors, along with federal budget constraints, have caused us to realize order cancellations in the amount of $650,000 since 1990 and for another $600,000 placed on a production hold pending specific releases. Our ability to continue to attract and retain orders from defense contractors, which as a group accounted for approximately $41,800 in fiscal 1998 or 5.6% of our total revenue of $746,420 has been affected. While we have changed our strategy for growth by a conversion to primarily commercial business, there can be no assurance that we will be completely successful in this objective.

                  11. Year 2000 Compliance. The Year 2000 issue is a result of computer programs being written using two digits rather than four to define the applicable year. In other words, date sensitive software may recognize the date using "00" as the year 1900 rather than the year 2000. This could result in systems failures or miscalculations causing disruptions of normal business activities.

                  We have contracted with a Year 2000 solution provider to review our mainframe computer system for Year 2000 compliance and to upgrade the computer system to be Year 2000 compliant. We anticipate that the upgrade will be completed by fiscal year end July 31, 1999 and estimate the cost of our Year 2000 compliance program will be $5,000. However, we cannot assure you that such review and upgrade can be completed on schedule or within estimated costs or will successfully address our Year 2000 compliance issues.

                  We are also in the process of contacting all of our major suppliers to request representations that their systems are or will be Year 2000 compliant. We are in the process of determining the impact, if any, that third parties who are not Year 2000 compliant may have on our operations.

                  If our present efforts to address Year 2000 compliance issues are not successful, or if suppliers and other third parties do not successfully address such issues, our business, financial condition and results of operations could be materially and adversely affected.

                  12. Lack of Price Stability. Our sales to defense-related contractors and manufacturers have historically occurred in a relatively stable price environment. Pressure in defense spending may adversely affect prices and profit margins in that market. While we believe that our planned expansion in the commercial market will help us to better manage such a change in the defense market, there can be no assurance that we will be completely successful in this objective.

                  13. Investigations Involving VTR Capital, Inc.

                  SEC Investigation. We have been advised by VTR Capital Inc., ("VTR") one of the underwriters of the 1998 Offering that the Securities and Exchange Commission ("SEC") has issued an order directing a private investigation by the staff of the SEC. Such order empowers the SEC staff to investigate whether, from June 1995 to the present, VTR and certain other persons and/or entities may have engaged in fraudulent acts or practices in connection with the purchase or sale of securities of certain companies in violation of Sections 10(b) and 15(c)(1) of the Securities Act of 1934, as amended (the "Exchange Act") and Section 17(a) of the Securities Act of 1933, as amended. These acts or practices include whether VTR and certain other brokers or dealers effected transactions or induced transactions by making untrue statements of material fact and whether VTR and certain others have engaged in manipulative, deceptive or other fraudulent devices. The formal order also concerns whether VTR and certain others who have agreed to participate in a distribution have violated Rule 10b-6 of the Exchange Act by having bid for or purchased securities for accounts in which it had a beneficial interest or which is the subject of such distribution. As of January 7, 1998, VTR understands that the SEC investigation is ongoing and that there are presently no allegations of wrongdoing and no actual findings. We have been advised that VTR has in the past made a market in our Common Stock and Class A Warrants and intends to continue to do so subject to compliance with Regulation M of the Exchange Act. An unfavorable resolution of the SEC investigation concerning the sales and trading activities and practices of VTR could have the effect of limiting VTR's ability to make a market in our securities in which case the market for and liquidity of our securities may be adversely affected.

                  NASD Investigation. We have also been advised by VTR that during 1996 and 1997, the staff of the NASD conducted an inquiry into the trading and sales practices of securities of another company in and around April 1995. In connection with the inquiry, the NASD staff obtained documents from VTR and conducted on-the-record interviews of, among others, VTR's Chief Executive Officer, Head Trader and Chief Financial Officer. In late 1997, the NASD staff advised VTR's counsel that it had completed its investigation and that it intended to recommend that a formal disciplinary proceeding be instituted against VTR, its Chief Executive Officer and Head Trader, as well as certain other individuals not affiliated with VTR for fraudulent market manipulation in connection with a purported unregistered distribution as well as for violation of VTR's restriction agreement. As of January 7, 1998, to VTR's knowledge, no complaint has been issued in this matter. An unfavorable resolution of the NASD investigation could have the effect of limiting VTR's ability to make a market in our securities in which case the market for and liquidity of our securities may be adversely affected.

                  14. Redemption of Redeemable Warrants. Our Class A Warrants are subject to redemption commencing the earlier of (i) January 21, 2000 or (ii) January 21, 1999, with the consent of IAR Securities Corp., the lead underwriter of our 1998 Offering ("Representative"), at a price of $.05 per Warrant if the closing bid price for the Common Stock equals or exceeds $7.20 per share for any 20 trading days ending no earlier than the fifteenth trading day prior to the date of the notice of redemption. In the event that the Warrants are called for redemption by us, Warrantholders will have thirty (30) days during which they may exercise their rights to purchase shares of Common Stock. If holders of the Warrants elect not to exercise them upon notice of redemption thereof, and the Warrants are subsequently redeemed prior to exercise, the holders thereof would lose the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. As a result of an exercise of the Warrants, existing Stockholders may be diluted and the market price of the Common Stock may be adversely affected.

                  15. Restrictions on Marketmaking Activities During Warrant Solicitation. To the extent that the Representative solicits the exercise of Class A Warrants, the Representative may be prohibited pursuant to the requirements of Regulation M under the Exchange Act from engaging in marketmaking activities during such solicitation and for a period of up to five days preceding such solicitation. As a result, the Representative may be unable to continue to provide a market for our securities during certain periods while the Class A Warrants are exercisable. The Representative is not obligated to act as a marketmaker.

                  16. Nasdaq Listing and Continued Listing Requirements. Our Common Stock and Class A Warrants are currently listed on the Nasdaq SmallCap Market, Inc. ("Nasdaq"). For continued listing on Nasdaq, a company, among other things, must have $2,000,000 in net tangible assets, 500,000 shares in the public float, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If we are is unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in the Common Stock and Warrants would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities.

                  17. "Penny Stock" Regulations; Risk of Low-Priced Securities. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be an equity security that has a market price (as defined in the regulations) of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from Nasdaq, our securities may become subject to rules that impose additional sales practice requirements on broker-dealers. In most instances, unless the purchaser is either (i) an institutional accredited investor, (ii) the issuer, (iii) a director, officer, general partner or beneficial owner of more than 5% of any class of equity security of the issuer of the penny stock that is the subject of the transaction, or (iv) an established customer of the broker-dealer, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of purchasers in the offering to sell our securities in the secondary market.

                  18. Restricted Shares of Common Stock Eligible for Future Sale. Certain of the Company's issued and outstanding shares of Common Stock are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of ours and who have held their restricted securities for at least two years are not subject to the volume or transaction limitations.) Any such sales could have a material adverse effect on the market price for the Common Stock, should a trading market develop.

                  19. No Common Stock Dividends. We have not paid any dividends on our Common Stock and do not anticipate paying dividends on our Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon our future earnings, our financial requirements and other factors to be determined by our Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be used to finance the our growth even if our operations are profitable.

                  20. Governmental Regulation. Our manufacturing facilities, in common with those of the industry generally, are subject to numerous existing and proposed Federal and state regulations designed to protect the environment, establish occupational safety and health standards and many other matters. We believe that our operations are in compliance with existing regulations and do not believe that such compliance has had or will have any material effect upon our capital expenditures, earnings or competitive position.

                  21. Dependence on Qualified Personnel. Because of the technological nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. There is significant competition for technologically qualified personnel and we may not be successful in recruiting such qualified personnel.

                  22. Additional Authorized Shares Available for Issuance May Adversely Affect the Market. We are authorized to issue 20,000,000 shares of our Common Stock, $1.00 par value. As of the date hereof there are a total of 4,248,960 shares of Common Stock issued and outstanding (not including treasury stock). However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 1,135,750 Class A Warrants to purchase up to 1,135,750 shares of our Common Stock issued in 1995, the 1995 Public Offering Underwriter's option to purchase up to 41,000 shares of Common Stock and 20,500 Class A Warrants to purchase 20,500 shares of Common Stock, the exercise of up to 2,800,000 Class A Warrants included in the 1998 Units offered to investors in the 1998 Offering to purchase 2,800,000 shares of Common Stock, the Representative's option to purchase up to 70,000 shares of Common Stock and 280,000 Class A Warrants to purchase 280,000 shares of Common Stock, the Representative's Over- Allotment Option of 105,000 Units consisting of 105,000 shares of Common Stock and 420,000 Class A Warrants to purchase 420,000 shares of Common Stock. After reserving a total of 4,872,250 shares of Common Stock for issuance upon the exercise of all the warrants to purchase Common Stock, we will have at least 10,878,790 shares of authorized but unissued capital stock available for issuance without further shareholder approval (of which 155,239 has been reserved for conversion of all of our Series A and Series B Preferred Stock outstanding). In addition, we are authorized to issue 2,000,000 shares of Preferred Stock (of which 156,197 is outstanding. Our officers, directors, and principal stockholders have agreed not to sell any of their shares of capital stock until June 21, 1999 without the prior written consent of the Representative. Also, we have agreed not to issue any additional securities until January 21, 2000 without the prior written consent of the Representative other than in certain circumstances. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our securities following this offering.

                  23. Lack of Patent Protection or Proprietary Rights. Other than as set forth below, we currently do not have any patent or trademark applications pending. However, we may file patent or trademark applications relating to certain of our products. If patents or trademarks were to issue, there can be no assurance as to the extent of the protection that will be granted to us as a result of having such patents or trademarks or that we will be able to afford the expenses of any complex litigation which may be necessary to enforce their proprietary rights. Except as may be required by the filing of patent or trademark applications, we will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key personnel and may also include the imposition of restrictive agreements on purchasers of our products and services. There is no assurance that the execution of such agreements will be effective to protect us, that we will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by us pursuant to our development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

                  We use the trademark INIVEN for our commercial products. We believe that our prospects are dependent primarily upon our ability to offer our customers high quality, reliable products at competitive prices rather than on our ability to obtain and defend patents and trademarks. We do not believe that our INIVEN trademark is of material importance to our business.

                              SELLING SHAREHOLDERS

                  This Prospectus relates in part to the offering of 468,000 shares of Common Stock of the Company by the Selling Shareholders named below. The shares being offered by the Selling Shareholders hereunder were acquired pursuant to the grant of certain restricted stock awards to employees and directors of Conolog. The following table sets forth certain information, as of December 31, 1998, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of the Common Stock by the Selling Shareholders. Unless otherwise noted below, each Selling Shareholder possess sole voting and investment power with respect to the shares shown opposite such Selling Shareholder's name.

===============================================================================================================================
                                                                                              Beneficial Ownership
                                                                                                 of Common Stock
                                                                                                      After
                                                                                               Offering (1)(2)(3)
-------------------------------------------------------------------------------------------------------------------------------
Name                                          Shares of               Number of              Number of         Percent
                                               Common                 Shares to               Shares           of Class
                                                Stock                  be Sold                                   (4)
                                              Beneficial-
                                               ly Owned
                                                Before
                                               Offering
                                                 (1)(2)
-------------------------------------------------------------------------------------------------------------------------------
Robert S.                                       270,039                 250,000                20,039             *
Benou
-------------------------------------------------------------------------------------------------------------------------------
Arpad J.                                         55,126                  50,000                 5,126             *
Havasy
-------------------------------------------------------------------------------------------------------------------------------
Marc R. Benou                                    70,345                  50,000                20,345             *
-------------------------------------------------------------------------------------------------------------------------------
Thomas Fogg                                      27,500                  25,000                 2,500             *
-------------------------------------------------------------------------------------------------------------------------------
Louis S.                                         15,000                  10,000                 5,000             *
Massad
-------------------------------------------------------------------------------------------------------------------------------
Edward J.                                        10,500                  10,000                   500             *
Rielly
-------------------------------------------------------------------------------------------------------------------------------
Dina                                             10,000                  10,000                     0             *
Stellwagen
-------------------------------------------------------------------------------------------------------------------------------
Mary Ann                                         10,000                  10,000                     0             *
Edwards
-------------------------------------------------------------------------------------------------------------------------------
Barbara                                          10,000                  10,000                     0             *
Serridge
-------------------------------------------------------------------------------------------------------------------------------
John                                             10,000                  10,000                     0             *
Engelhardt
-------------------------------------------------------------------------------------------------------------------------------
Frank Brueckl                                    10,000                  10,000                     0             *
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Herman Grampp                                    10,000                  10,000                     0             *
-------------------------------------------------------------------------------------------------------------------------------
Albert S.                                        10,000                  10,000                     0             *
Lenhardt
-------------------------------------------------------------------------------------------------------------------------------
Gus Karolis                                       2,000                   2,000                     0             *
-------------------------------------------------------------------------------------------------------------------------------
Cindy Parducci                                    1,000                   1,000                     0             *
-------------------------------------------------------------------------------------------------------------------------------
                         Total                  521,510                 468,000                53,510           1.3%
===============================================================================================================================

*  Less than one percent (1%).

(1) Based upon questionnaires received from each selling shareholder, or a representative of the selling shareholder, in connection with the preparation of the Registration Statement on Form S-8, on which this Prospectus is a part.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such person or group.

(3) This assumes all shares being offered and registered hereunder are sold, although no Selling Shareholder is obligated to sell any shares.

(4) Based upon 4,248,960 shares of Common Stock outstanding as of December 31, 1998.


                            VALIDITY OF COMMON STOCK

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP.

                                     EXPERTS

         The financial statements of the Company for each of the three years in the period ended July 31, 1998, incorporated by reference in this Prospectus, have been audited and reported upon by Rosenberg Rich Baker Berman & Company, independent accountants. Such financial statements have been incorporated by reference in this Prospectus in reliance upon the report of Rosenberg Rich Baker Berman & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that Rosenberg Rich Baker Berman & Company audits and reports on the financial statements of the Company issued at future dates and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this Prospectus in reliance upon their report and said authority.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, registration statements and other information that has been or will be filed by the Company.

         The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 0-8174) are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended July 31, 1998; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1998; (3) all other reports filed by the Company pursuant to Sections 13 or 15(d) of the Exchange Act since July 31, 1998; and (4) the description of the Company's Common Stock contained in its Registration Statement on Form S-1 (No. 333-35489), including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.           Incorporation of Documents by Reference.

                  The following documents filed with the Commission (File No. 0-8174) pursuant to the Securities Exchange Act of 1934 are incorporated by reference into this Registration Statement.

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998.

        (2) The Company's quarterly report on Form 10-Q for the quarter ended October 31, 1998.

        (3) The description of the Company's Common Stock contained in its Registration Statement on Form S-1 (Registration No. 333-35489).

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Incorporated by reference into this Registration Statement as described in Item 3 above.


Item 5.           Interest of Named Experts and Counsel.

                  Not applicable.


Item 6.           Indemnification of Officers and Directors.

                  The Company's Certificate of Incorporation requires the Company to indemnify its officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in the Company's Certificate of Incorporation applies to all actions and proceedings including those brought by or in the right of the Company. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

Item 7.           Exemption from Registration Claimed.

                  The shares to be reoffered or resold pursuant to this Registration Statement were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. In determining that such exemption was available, the Company relied on the fact that, as an offering only to employees and directors of the Company, the shares were being issued through direct communication only to a limited number of investors having both knowledge of and access to the most relevant information regarding the Company and that the certificates evidencing such shares bear a legend restricting transfer in non-registered transactions.

Item 8.           Exhibits.

Exhibit
Number                      Description

5                 Opinion of Milberg Weiss Bershad Hynes & Lerach LLP

10                Conolog Corporation 1995/1996 Stock Option Plan*

23                Consent of Rosenberg Rich Baker Berman & Company


* Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-92424) filed with the Commission on May 17, 1995.

Item 9.           Undertakings.

(1)        The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(i)(ii) do not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey, on this 22nd day of January, 1999.

                                  CONOLOG CORPORATION



                                  By   /s/ Robert S. Benou
                                       ----------------------------------------
                                            Robert S. Benou
                                         President and Director

                   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Date:  January 22, 1999                 /s/ Robert S. Benou
                                       --------------------------------
                                             Robert S. Benou
                                          President and Director


Date:  January 22, 1999                /s/ Arpad J. Havasy
                                       --------------------------------
                                             Arpad J. Havasy,
                                          Executive Vice President,
                                          Secretary, Treasurer and
                                                  Director


Date:  January 22, 1999                /s/ Marc R. Benou
                                       -------------------------------
                                                Marc R. Benou
                                          Vice President, Assistant
                                           Secretary and Director


Date:  January 22, 1999                /s/ Louis S. Massad
                                       --------------------------------
                                               Louis S. Massad,
                                                 Director


Date:  January 22, 1999                /s/ Edward J. Rielly
                                       --------------------------------
                                               Edward J. Rielly,
                                                 Director

                                  EXHIBIT INDEX


Exhibit
Number                         Description

5                 Opinion of Milberg Weiss Bershad Hynes & Lerach LLP

10                Conolog Corporation 1995/1996 Stock Option Plan*

23                Consent of Rosenberg Rich Baker Berman & Company


* Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-92424) filed with the Commission on May 17, 1995.